Exhibit 99.2

Press Release
January 16, 2007

OXIS International Appoints Matt Spolar to Its Board of Directors

OXIS International (OTCBB: OXIS) (Nouveau Marche: OXIS) (FWB: OXI), a biopharmaceutical company focused on commercializing biomarker research and clinical assays, nutraceutical and therapeutic products related to oxidative stress and, through its majority interest in BioCheck, high quality immunoassay clinical kits and contract services, announced today that it has appointed Matt Spolar to its Board of Directors. Mr. Spolar currently serves as Vice President, Product Technology for Atkins Nutritionals, Inc.("Atkins"), a market-leading portable nutrition foods company.

Since 1999, Mr. Spolar has spearheaded new product development, product optimization, scientific affairs, quality systems management, and technical production support for Atkins. Mr. Spolar helped to arrange an acquisition of Atkins by Parthenon Capital and Goldman Sachs in October, 2003 for more than $500 million, participated in improving the company's balance sheet through a pre-packaged bankruptcy where two-thirds of liabilities were exchanged for equity, and witnessed the company's emergence from bankruptcy just six months later.

"We are pleased to attract an experienced executive like Matt to our Board of Directors during such an exciting time for OXIS," said Marvin S. Hausman MD, President and CEO. "We believe his experience in turnaround situations and in developing innovative food products should be invaluable as we aggressively drive sales, seek licensing activities, and launch one of our leading nutraceutical products from our promising portfolio."

Prior to joining Atkins, Mr. Spolar served as an analyst with Datamonitor, Inc., a global management consultancy, where he specialized in providing information solutions for Fortune 500 consumer packaged goods companies. Mr. Spolar was awarded BS and MS degrees in Food Science from the Pennsylvania State University.

About OXIS and BioCheck

OXIS International, Inc. develops technologies and products to research, diagnose, treat and prevent diseases of oxidative stress/inflammation associated with damage from free radical and reactive oxygen species. The company holds the rights to three therapeutic classes of compounds in the area of oxidative stress, and has focused commercialization programs in clinical cardiovascular markers, including MPO (myeloperoxidase) and GPx (glutathionione peroxidase), as well as a highly potent antioxidant, Ergothioneine, that may be sold over-the-counter (OTC) as a neutraceutcal supplement. OXIS has acquired a 51% interest in and has the option to purchase the remaining 49% of BioCheck.

BioCheck, Inc. is a leading provider of high quality enzyme immunoassay research services and products including immunoassay kits for cardiac and tumor markers, infectious diseases, thyroid function, steroids, and fertility hormones. The company operates a 15,000 square-foot, U.S. Food and Drug Administration (FDA) certified cGMP, and ISO device-manufacturing facility in Foster City, California.

More information about OXIS, BioCheck and their products, services as well as current SEC filings may be obtained by visiting http://www.oxisresearch.com and http://www.biocheckinc.com.

The statements in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding our expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Factors that could cause actual results to differ materially from the forward-looking statements include risks and uncertainties indicated in the company's filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward-looking statements.

CEOcast, Inc. for OXIS International
Andrew Hellman, 212-732-4300

Source: Business Wire (January 16, 2007 - 8:13 AM EST)